AMENDMENT TO
TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT, made and entered into effective as of the close of business on February 23, 2018, by and between CM Advisors Family of Funds, a Delaware statutory trust (the “Trust”) and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, the parties have previously entered into that certain Transfer Agent and Shareholder Services Agreement originally effective November 20, 2006 (the “Agreement”);

WHEREAS, the Agreement has been continued from time to time by the parties as provided therein; and

WHEREAS, the parties desire to amend the Agreement to update the series of the Trust identified on Schedule A for which Ultimus provides services:

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and Ultimus do mutually promise and agree as follows:

1.     Schedule A of the Agreement is hereby deleted and replaced with Schedule A attached hereto as Exhibit A.

Except as amended as provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.

CM ADVISORS FAMILY OF FUNDS

By:
Name:	Scott Van Den Berg
Its:	Trustee and Secretary
ULTIMUS FUND SOLUTIONS, LLC

By:
Name:	Robert G. Dorsey
Its:	President

Exhibit A

SCHEDULE A

TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT
BETWEEN
CM ADVISORS FAMILY OF FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

CM Advisors Small Cap Value Fund
CM Advisors Fixed Income Fund